Exhibit 5.1

11 S. Meridian Street Indianapolis, IN 46204-3535 317-236-1313 317-231-7433 (Fax) www.btlaw.com

February 1, 2017

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Spectrum Brands Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), relating to the registration of an additional 1,500,000 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) which may be issued from time to time under the Spectrum Brands Holdings, Inc. Amended and Restated 2011 Omnibus Equity Award Plan (as may be further amended from time to time, the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth below, we have examined and relied upon copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of the opinions expressed herein, including (i) the Registration Statement, (ii) certain resolutions adopted by the Board of Directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to certain matters of fact material to our opinions, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company, and we have not otherwise independently investigated or verified such facts. We are opining herein as to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

In connection with rendering the opinions set forth herein, we have assumed (i) that all information contained in all documents reviewed by us is true and correct; (ii) that all signatures on all documents examined by us are genuine; (iii) that all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the legal capacity of all natural persons; and (v) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that, when the shares of Common Stock are issued by the Company in accordance with the terms of the Plan and any applicable instruments executed pursuant to the Plan governing the awards to which any shares of Common Stock relate, as described in the Registration Statement, such shares of Common Stock will be validly issued, fully paid, and non-assessable.

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Spectrum Brands Holdings, Inc.

February 1, 2017

We express no opinion herein other than as expressly stated above. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes to the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to being named in the Registration Statement. However, in giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP